Exhibit 10.1

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of October, 2005, by and between Brian T. Moynihan (“Executive”) and Bank of America Corporation, a Delaware corporation (the “Bank of America”).

Statement of Purpose

Executive has been employed by the Corporation pursuant to that certain Employment Agreement dated October 27, 2003 and effective as of April 1, 2004 in connection with Bank of America’s merger with FleetBoston Financial Corporation (the “Employment Agreement”). The Employment Agreement is currently scheduled to expire effective April 1, 2007. At Executive’s request, the parties have determined to cancel the Employment Agreement effective as of the date hereof in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing statement of purpose and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of Employment Agreement. The Employment Agreement is cancelled effective as of the date hereof, provided that the provisions of Section 8 (regarding certain excise tax gross-up payments) and Section 9 (regarding protection of Bank of America’s “Confidential Information”) of the Employment Agreement shall remain in effect. In that regard, from and after the date hereof, as is the case with associates within Bank of America and its subsidiaries generally, Executive shall have the right to terminate his employment at any time with or without cause or notice, and Bank of America reserves for itself an equal right.

2. Payment of Deferred Amount and Restricted Stock Units. Pursuant to Section 3(b)(v) of the Employment Agreement, Bank of America established a deferred compensation account (the “Deferred Amount”) and granted Executive certain restricted stock units (the “Restricted Stock Units”) that together represented the amount of cash severance that Executive would have otherwise been entitled to receive under Executive’s prior change of control agreement with FleetBoston Financial Corporation. In accordance with the Employment Agreement, the Deferred Amount and Restricted Stock Units were fully vested and payable upon termination of employment. In connection with the cancellation of the Employment Agreement as provided hereunder, the balance of the Deferred Amount as of the date hereof and the Restricted Stock Units shall be payable to Executive on or as soon as administratively practicable after the date hereof.

3.	Miscellaneous.

(a) Conditions. This Agreement shall not become effective or enforceable unless and until it has been approved by the Compensation Committee of the Board of Directors of Bank of America.

(b) Entire Agreement. This Agreement contains the entire agreement between Bank of America and Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

(d) Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
	Name:	J. Steele Alphin
	Title:	Corporate Personnel Executive

“Corporation”

/s/ Brian T. Moynihan
Brian T. Moynihan

“Executive”

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